                                                                 Exhibit 10(Q)


                      FOURTH AMENDMENT
              TO THE CURTICE-BURNS FOODS, INC.
                KEY EXECUTIVE SEVERANCE PLAN


      WHEREAS the Curtice Burns Foods Key Executive Severance Plan was adopted on March 22, 1993, and amended on May 21, 1993, June 29, 1993, and August 9, 1993 (as so amended, the 'Plan'); and

      WHEREAS the Board of Directors, acting pursuant to its right to amend the Plan, has adopted certain additional amendments to the Plan as specified below.

      NOW, THEREFORE, the Plan is hereby amended as follows:

         1.  Paragraph (b) under the heading 'Group C Executives' in
Section 3 of the Plan is hereby amended to read in its entirety as follows:

         '(b) If the Group C Executive attains age 62 prior to Termination, the Group C Executive shall nevertheless be entitled to the monthly payments provided in subparagraph (a) above for 12 months from Termination as salary continuance payments; provided, however, that the monthly salary continuance payments to be received by the Group C Executive after reaching age 62 shall be reduced by the Group C Executive's earned income from other sources of employment.'

      2. The last sentence of Paragraph 5(a) of the Plan is hereby amended to read in its entirety as follows:

      'Notwithstanding the foregoing, (x) in no event shall a Business Combination or Transaction described in clause (i), (ii) or (iii) above which results from a proposal initiated by Curtice Burns management be considered a Change of Control for purposes of this Plan and (y) the grant by Agway of an option, proxy or tender agreement over its Class B Shares, or any other agreement to support an acquisition transaction, shall not constitute a Change of Control if such agreement shall have been granted in conjunction with an acquisition transaction that has been approved by the board of directors of Curtice Burns and that, if implemented in accordance with its terms, would constitute a Change of Control (provided that any exercise of such an option shall constitute a Change of Control).'

      3.  The following new paragraph is hereby added to the Plan:

         '12. Disputed Payments. In the event of any dispute after a Change of Control between Curtice Burns and any executive entitled to participate in this Plan with respect to such executive's rights to any payment under this Plan, Curtice Burns shall pay all disputed amounts to such executive and, if it is finally judicially determined that such executive was not entitled to all or a portion of such disputed amounts, such executive shall repay to Curtice Burns the amount to which he or she was not entitled, together with interest thereon at the weighted average interest rate on Curtice Burns' outstanding borrowings.'

      4. This amendment to the Plan shall take effect only to maximum extent permitted by the Plan and applicable law.

      IN WITNESS WHEREOF, this Fourth Amendment to the Plan has been executed as of September 19, 1994.

                          CURTICE-BURNS FOODS, INC.



                      By:_______________________________________
                      Name:
                      Title:




                          Charles C. Brosius
                          ___________________________
                          Chairman, Finance Committee





                                     52